UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 8, 2013

REVETT MINERALS INC.
(Exact name of small business issuer in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11115 East Montgomery, Suite G
Spokane Valley, Washington 99206
(Address of principal executive offices)

Registrant’s telephone number: (509) 921-2294

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14 a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

On August 8, 2013 the registrant dismissed KPMG LLP and simultaneously appointed BDO USA, LLP to serve as its independent registered public accounting firm. The registrant’s dismissal of KPMG LLP and appointment of BDO USA, LLP were each approved by the audit committee of the registrant’s board of directors by unanimous written consent. The dismissal was entirely motivated by the registrant’s desire to reduce administrative costs, not anything having to do with the services KPMG LLP undertook and performed for the registrant.

During the fiscal years ended December 31, 2011 and December 31, 2012, and through August 8, 2013, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to its satisfaction would have caused KPMG LLP to make reference to the subject matter of the disagreement in connection with their opinion or as a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K), except that KPMG LLP advised the registrant of the following material weaknesses as of December 31, 2011: (1) The registrant does not maintain adequate controls over the restriction of access to the accounting system. Consequently, entries or adjustments could be originated and posted to the financial records of the Registrant without appropriate levels of review and oversight. As a result, there is a reasonable possibility that material misstatements in the interim or annual financial statements may occur and not be detected. (2) The registrant does not maintain sufficient resources in accounting functions critical to financial reporting. Consequently, accounting review controls are not performed consistently and accurately, effective review of certain technical accounting matters is not accomplished and the preliminary annual consolidated financial statements contained material misstatements in amounts and disclosures, including cash equivalents, short-term investments, revenues, and receivables.

KPMG LLP’s audit reports of the registrant’s consolidated financial statements as of and for the fiscal years ended December 31, 2011 and 2012 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of KPMG LLP on the effectiveness of internal control over financial reporting as of December 31, 2011 and 2012 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG LLP’s report indicates that the Registrant did not maintain effective internal control over financial reporting as of December 31, 2011 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses have been identified related to the lack of appropriate system access controls and to the lack of sufficient technical accounting and financial reporting resources.

The registrant provided KPMG LLP with a copy of this report, including the disclosures herein made in response to Item 304(a) of Regulation S-K, prior to filing, and asked that it furnish the registrant with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the disclosures contained herein. A copy of KPMG LLP’s letter confirming its agreement with such disclosure is filed as Exhibit 16.1 to this report.

Neither the registrant nor anyone acting on its behalf has consulted BDO USA, LLP during the years ended December 31, 2012 and 2011 and through August 8, regarding either the application of accounting principles to any completed or proposed transaction or the type of audit opinion that might be rendered on the registrant’s financial statements, or any matter that was either the subject of a disagreement within the meaning set forth in Item 304(a)(1)(iv) of Regulation S-K or a “reportable event” involving the registrant within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

In accordance with Item 304(a)(2)(ii)(D) of Regulation S-K, the registrant asked BDO USA, LLP to review the disclosure required by Item 304(a) of Regulation S-K included in this report and gave it the opportunity to furnish the registrant with a letter addressed to the U.S. Securities and Exchange Commission with any new information, any clarification of the registrant’s expression of its views or the respect in which it does not agree with the statements made by the registrant in response to Item 304(a) of Regulation S-K. BDO USA, LLP elected not to furnish such a letter.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

16.1 Letter from KPMG LLP dated August 12, 2013.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REVETT MINERALS INC

Date: August 12, 2013	By: /s/ Ken Eickerman
Ken Eickerman
Chief Financial Officer